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                                                                    Exhibit 99.1

[GTS LOGO] DURATEK
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           10100 Old Columbia Road
           Columbia, Maryland 21046

                                                                   PRESS RELEASE
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For Release: June 9, 2000          Contact: Diane R. Brown, Investor Relations
                                            Robert F. Shawver, Exec. V.P.
                                            (410) 312-5100 - www.gtsduratek.com
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                     GTS DURATEK COMPLETES ACQUISITION OF
                       WASTE MANAGEMENT NUCLEAR SERVICE

Columbia, MD - GTS Duratek, Inc. (NASDAQ: DRTK) today announced that it has completed the acquisition of the nuclear services business of Waste Management, Inc. (NYSE: WMI) for $65 million in cash, consisting of $55 million in cash at closing and $10 million additional cash consideration upon the satisfaction of certain post closing conditions. The purchase price is also subject to certain post-closing adjustments.

The acquired business, known as Waste Management Nuclear Services (WMNS), is a leader in providing low-level radioactive waste management services for the commercial industry and the federal government. WMNS is expected to add $100 million in revenues, thereby increasing GTS Duratek's revenue run rate by approximately 55%. WMNS consists primarily of three operating segments: (i) the Federal Services Division which provides radioactive waste handling, transportation, treatment, packaging, storage, disposal, site cleanup and project management services primarily for the U.S. Department of Energy (DOE) and other federal agencies; (ii) the Commercial Services Division which provides radioactive waste handling, transportation, licensing, packing, disposal, and decontamination and decommissioning services primarily to nuclear utilities; and
(iii) the Commercial Disposal Division which operates a commercial low-level radioactive waste disposal facility at Barnwell, South Carolina.

GTS Duratek financed the purchase price principally from borrowings under its credit facility, which it amended and restated in connection with the WMNS transaction. The amended and restated credit facility is a $135 million facility and includes a $45 million revolving line of credit, to refinance existing indebtedness and to fund working capital requirements, and $90 million of term loans to refinance existing indebtedness and to finance the acquisition of WMNS.

Robert E. Prince, GTS Duratek's President and CEO, said, "Completing this transaction is an important step in achieving the Company's five year vision to become a USA leader in providing the best and most comprehensive services and technologies to protect people and the environment from radiation and radioactive waste."

GTS Duratek is an USA leader in solving customers' radioactive issues.

GTS Duratek has included in its periodic filings under the Securities Exchange Act of 1934, including its Form 10-Q for the quarter ended March 31, 2000, pursuant to the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995, certain cautionary statements which are intended to identify certain important factors that could cause GTS Duratek's actual results to differ materially from those contained in forward-looking statements of GTS Duratek made by or on behalf of GTS Duratek. Reference is made to such statements for a complete discussion of those factors.